Mail Stop 3561



      January 17, 2006


Via U.S. Mail and Fax
Mr. Melvin Flanigan
Chief Financial Officer
DTS, Inc.
5171 Clareton Drive
Agoura Hills, CA  91301

	Re:	DTS, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 16, 2005



Dear Mr. Flanigan:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								/s/ Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549